Exhibit 23.1

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916–2000 FACSIMILE: (954) 916–2021 EMAIL: jscpa1@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 10, 2014, with respect to the combined statements of revenues and certain expenses of Mission Courtyard Villas, DST, and Mission Park Green, DST for the year ended December 31, 2012 included in the Current Report on Form 8-K/A of Landmark Apartment Trust of America, Inc., as filed with the Securities and Exchange Commission on January 10, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 (Registration No. 333-157375) of Landmark Apartment Trust of America, Inc.

/s/ JOEL SANDERS & COMPANY, P.A.

Weston, Florida

January 10, 2014